Saia Inc. – Saia – Earnings Conference Call Transcript – 04/30/2026 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Jordan Alliger - Goldman Sachs

Ken Hoexter - Bank of America

Jon Chappell - Evercore ISI

Tom Wadewitz - UBS

Scott Group - Wolfe Research

Ravi Shanker - Morgan Stanley

Eric Morgan - Barclays

Chris Wetherbee - Wells Fargo

Stephanie Moore - Jefferies

Uday Khanapurkar - TD Cowen

Richa Harnain - Deutsche Bank

Brian Ossenbeck - JP Morgan

Operator

Good day, and welcome to the Saia, Inc. First Quarter 2026 Earnings Conference Call.

[Operator Instructions]

I would now like to turn the conference over to Matt Batteh, Saia's Executive Vice President and Chief Financial Officer. Please go ahead.

Matt Batteh

Thank you, Chad. Good morning, everyone. Welcome to Saia's First Quarter 2026 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning. And thank you for joining us to discuss Saia’s first quarter results. As we moved into 2026, we remain focused on serving our customers, enhancing operational efficiency and integrating our newer terminals into our national network. Q1 2026 was no different than history, with weather impacting operational results. This year was pronounced, as we saw weather patterns impacting our core and profitable Texas and Mid-South regions. However, much like history, we saw seasonality increase in March, particularly in the second half of the month, as our customers began to tap our national network.

Our teams, fleet and footprint were well positioned to take advantage of this opportunity to support our customers’ seasonal demands. Service metrics continued to improve through the quarter. During the quarter, our team remained focused on what matters most - serving the customer. We achieved a cargo claims ratio of 0.5%, which is our sixth straight quarter of claims ratio below 0.6%, a record of consecutive quarters achieving this milestone. Customers also value our ability to reliably pick up and deliver freight in the time frames that meet their requirements and expectations. Across our KPIs, we continued to meet and exceed expectations throughout the network.

Despite the dynamic environment this quarter, we improved operationally. Most notably, we saw a significant increase in miles between preventable accidents and a significant improvement in hours between lost time injuries. Miles between preventable accidents were a first quarter record, while hours between lost time injuries were at the highest first quarter level since 2020. Both metrics are a testament to our ongoing commitment to safety, training and technology.

Our operational execution is driven by our continued investments in our network and optimization technology. Although we're still in the early stages of realizing the full long-term benefits of a national network, execution remained strong across the organization, improving upon trends seen in the back half of last year. Increasingly, customers value consistency and reliability, and our performance in these areas is enabled by the long-term investments that are core to our strategy. As a result, productivity continued to improve in the quarter, with touches making their strongest performance since the third quarter of 2024, improving more than 2.5% compared to the first quarter of 2025 and improving approximately 1.0% sequentially from the fourth quarter. These metrics demonstrate the impact of our ongoing investments in optimization technology. As the freight backdrop improves and we continue to build density on our national network, we anticipate additional network leverage and asset utilization.

With service levels among the best in the industry, and our increasing value proposition to our customers, we continued to make progress on pricing and mix management. Revenue per shipment, excluding fuel, ramped throughout the quarter, in part due to our efforts around contractual renewals, which were 6.7% for the quarter. While there's still movement among shippers with an ever-changing backdrop, our renewal rates reflect our value proposition to the customers and our ability to provide solutions that meet their needs.

First quarter results were largely in line with our expectations, as volumes in late March were strong, offsetting to some extent a weather-impacted January and February. Revenue for the quarter was $806 million, a record for the first quarter, and a 2.4% improvement over prior year.

While trends in the first couple months of the year can always be volatile, I was pleased to see the volume acceleration in the back half of March, resulting in a shipment increase of 1% for the quarter. As customers continue to value our expanded presence and our now national network, we saw shipment growth in both our legacy and ramping markets. Weight per shipment, while still down compared to prior year, improved sequentially each month of the quarter, a result of our targeted actions around mix management and improving shipper sentiment throughout the quarter.

Matt will provide additional detail as it relates to cost. However, it is important to note, we were negatively impacted in March by the 30% increase in diesel costs in a matter of few days. This rapid increase in cost created a meaningful short-term impact on profitability given the timing difference of our surcharge program, which is based on weekly national average diesel prices.

I'll now turn the call over to Matt for more details from our first quarter results.

Matt Batteh

Thanks, Fritz. Revenue was a record for any first quarter, increasing by 2.4% to $806.2 million, partially as a result of an increase in fuel surcharge revenue, as well as a 1.0% increase in shipments per workday. Revenue per shipment, excluding fuel surcharge, decreased 1.2% to $297.11, compared to $300.76 in the first quarter of 2025, largely as a result of lower weight per shipment and shorter length of haul compared to the prior year. However, I was pleased to see revenue per shipment, excluding fuel surcharge, increase throughout the quarter.

Revenue per shipment, including fuel, increased 0.7% compared to the first quarter of 2025. Fuel surcharge revenue increased by 12.3% and was 16.5% of total revenue compared to 15.1% a year ago. Tonnage decreased 2.1% compared to the prior year, attributable to a 3.1% decrease in our average weight per shipment. Our average length of haul decreased

1.7% to 890 miles compared to 905 miles in the first quarter of 2025. Yield, excluding fuel, increased by 1.9%, while yield increased by 3.8%, including fuel surcharge, compared to the first quarter of 2025.

Shifting to the expense side for a few key items to note in the quarter. Salaries, wages and benefits increased $4.0 million, or 1.0%, compared to the first quarter of 2025. This increase was primarily driven by a $7.9 million increase in health insurance costs, as well as a $1.4 million increase in workers’ compensation costs, both of which are primarily the result of escalating costs of claims. These increases were partially offset by a $5.1 million, or 1.8%, decrease in salaries and wages combined compared to the first quarter of 2025, as headcount at the end of the quarter was 6.3% lower than the first quarter of 2025 and was 0.7% lower than the fourth quarter of 2025. Excluding linehaul drivers, headcount decreased 7.9% compared to the first quarter of 2025. These reductions were a result of our continued focus on operational efficiency and network cost management.

Purchase transportation expense, including both non-asset truckload volume and LTL purchased transportation miles, increased by 7.5% compared to the first quarter last year, and was 8.0% of total revenue, compared to 7.6% in the first quarter of 2025. Truck and rail PT miles combined were 13.4% of our total linehaul miles in the quarter, compared to 12.4% in the prior year. The increase in purchased transportation usage was driven entirely by rail that matched customer’s service expectations, as we leveraged the most cost effective mode.

Fuel expense for the quarter increased by 3.6% compared to the prior year, while company linehaul miles decreased 4.0%. The increase in fuel expense was primarily the result of a 13.6% increase in national average diesel prices on a year over year basis, as national average price per gallon increased more than 30% from February to March. Due to the rapid rise in diesel costs in March, our costs were elevated in real-time, while the fuel surcharge table updates the following week. This period of quickly rising diesel costs resulted in an approximately $3.5 million margin headwind.

Claims and insurance expense increased by 6.3% year over year. This increase was primarily due to rising insurance premium costs, in addition to inflationary costs associated with claims expense. While claim costs continue to escalate at a rapid pace, our efforts remain focused around safety and training, resulting in a significant decrease in preventable accidents compared to the first quarter of 2025.

Depreciation expense of $62.2 million in the quarter was 5.3% higher year over year, primarily due to ongoing investments in revenue equipment, real estate and technology.

Moving to costs on a per shipment basis, cost per shipment increased 2.0% compared to the first quarter of 2025, largely due to increases in self-insurance related costs. Health insurance alone accounted for more than 50% of the year over year cost per shipment increase due to cost inflation and claims mix trending toward more high-cost claims. Compared to the first quarter of 2025, salaries, wages and purchased transportation combined were down 1.2% on a per shipment basis as a result of our actions around cost control and network optimization.

Meanwhile, higher fuel costs contributed to the increase in cost per shipment compared to the prior year, as fuel prices surged during March due to external factors. As a reminder, while our fuel surcharge program helps mitigate rising fuel costs, our fuel surcharge table updates weekly, whereas fuel costs are incurred in real-time. The impact of this timing is more pronounced in a rapidly increasing fuel environment.

Total operating expenses increased by 3.1% in the quarter and with the year over year revenue increase of 2.4%, our operating ratio increased to 91.7%, compared to 91.1% a year ago. Our tax rate for the first quarter was 23.3%, compared to 24.0% in the first quarter last year, and our diluted earnings per share were $1.86, which is flat compared to the first quarter a year ago.

Focusing on the balance sheet, we finished the quarter with $39 million of cash on hand, $12 million drawn on the revolving credit facility, and $113 million in total debt outstanding.

I'll now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Matt. While 2026 has shown some positive demand signals, the ever-changing macroeconomic environment continues to create uncertainty from a customer perspective. One constant, however, is our team's ability to adapt to change and deliver solutions for our customers. As we remain focused on serving our customers while driving efficiencies across our operations, I'm increasingly excited about the opportunity ahead. Our disciplined approach to cost management is reflected in our cost structure, and we remain vigilant about managing cost.

We noted in Q1 that employee related costs associated with running the business continue to be inflationary. It's critically important that we invest in what we feel is the best team in the freight business. At the same time, we will continue to invest in the technologies that allow us to best manage and deploy the industry leading team. Dating back to 2017, since we began our journey to becoming a national network, we've opened 70 facilities. Throughout, we've maintained a competitive cost structure with deployment of data analytics and optimization tools that have served us well. We'll continue to invest in those capabilities and expand the use of those tools, which remains core to our strategy.

Looking forward, we remain committed to executing our long-term strategy of getting closer to the customer, providing a high level of service and being appropriately compensated for the quality and service provided. As the industry is perhaps emerging from a four-year freight recession, we see Saia’s upside as significant. We've invested with a keen focus in supporting success, which has required a best in class team, a national terminal network, a flexible, modern fleet and a technology stack to bring all these elements together. Over the last 36 months, we've invested approximately $1.8 billion in our network and fleet alone, representing more than 19% of total revenue during that time. This investment is a clear signal of our commitment to customers, and we believe we're still in the early stages of fully realizing the benefits of these investments, which we expect will generate substantial long-term value for our shareholders.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions]

And the first question will be from Jordan Alliger from Goldman Sachs. Please go ahead.

Jordan Alliger

Yes, good morning. I guess, in the context of perhaps underlying demand feeling maybe a bit better, can you give your thoughts on margin progression as we go Q1 to Q2, and perhaps some of the specific levers that underpin that, whether it be volume, yield, cost? Thank you.

Matt Batteh

Hey, Jordan, sure. So, I'll go ahead and give the shipments and tonnage stats monthly, just so everyone has those, and then get into the margin commentary. So obviously, January and February were already out there, but just to reaffirm those and reiterate; January shipments per day were down 2.1%, tonnage per day was down 7%. February shipments per day up 0.3%, tonnage per day down 2.7%. March shipments per day up 4.3%, tonnage per day up 2.8%. April, to date, shipments are tracking up about 5.5%, tonnage up about 6.5%. As we think about what Q1 looked like, we saw some nice acceleration in the back half of March, which was good to see. That didn't come to fruition last year, so it was good to see that background this year, but strong back half of March, and obviously you see the April to date number.

So, when we think about what margin progression looks like, if I look back in history, Q1 to Q2 typically about 250 to 300 basis points of improvement sequentially from Q1 to Q2. This year we think, with what we've got going, the momentum we see, we think we can do about 400 to 450 basis points of improvement, which would be obviously a significant step up from where we are.

Now with that, obviously, there's a lot going on in the backdrop. We're projecting, as we stand now, May and June to be seasonal. A lot of factors out there with demand and what the diesel environment looks like, and everything like that, but from where we sit right now, we see May and June come together at normal seasonality, and we feel like we can hit that. If things really get better and the environment is really improving dramatically, we can outperform that. But that's where we stand right now.

Jordan Alliger

Great. Thank you very much.

Operator

And the next question will be from Ken Hoexter from Bank of America. Please go ahead.

Ken Hoexter

Hey, great. Good morning, Matt and Fritz. So, if you dig into the revenue per shipment, ex-fuel, down 1.2%, Matt, you mentioned lower weight, shorter length of haul, but it also decreased sequentially. Then you noted an acceleration in the quarter. Maybe, I don't know if you want to do that by month over month, or how do you see that accelerating? I don’t know if you want to talk about maybe core pricing or contract pricing within that, so we can kind of understand what is really going on there. And I guess with that, the weight per shipment you're going to lap the Southern Cal issues in April, and I don't know if you're getting the truckload spill over, maybe in that same thing. How does it work with weight per shipment shifting as well?

Matt Batteh

Yes, I'll unpack those pieces a bit. Obviously, from a year over year standpoint, the Los Angeles region headwinds that we've talked about were still there. They abated a touch, but in that region shipments were still down about 14.5% on a year over year basis. That's typically our highest revenue per bill region, longer length of haul. But also included in that on a year over year basis, we're still winning in these one- and two-day lane markets. That's not bad business, but generally it's not going as far. The price is a little bit less compared to something that's going more on our company’s average length of haul. That's not bad business, and what we're seeing is more and more opportunities with customers, as we're putting dots on the map. We're getting at bats with them and they're routing us different freight that we may not have had access to before.

So that's good business for us. That mix shifts around a little bit, Q4 to Q1, as you start to get it more seasonal. But we're pleased to see the weight per shipment improve throughout the quarter, along with our revenue per shipment month by month. Part of that's our actions on contractual renewals. You heard Fritz give the 6.7%, that was the highest number that we've seen in quite a while, and that was capped by a March number that was north of 7%. So, we feel good about that. But there's shippers that are still moving around; the environment is still a little bit dynamic around some of that, so we continue to manage the mix. There's nothing that's changed from our efforts and focus on pricing, but we're getting more at bats in some of these shorter haul markets.

Ken Hoexter

Great. Thanks, Matt.

Operator

Thank you. And the next question will come from Jonathan Chappell from Evercore ISI. Please go ahead.

Jonathan Chappell

Thank you, good morning. I understand there's a lot going on, and we don't want to get ahead of our skis here. But given those numbers that you just noted, for 2Q especially, Matt, as we think about the rest of the year, the full year OR improvement guide from February of 100 to 200 basis points, with the high end assuming some volume tailwinds, with what you think you have line of sight on, with 1Q being done, the acceleration of tonnage through April and that 2Q bogey you just laid out there, does the high end become the low end? I’m kind of questioning the pace of demand in the back half.

Fritz Holzgrefe

Jon, you bring up good points. I'll start with what we're hearing from customers. As you might expect, we spend a fair amount of time connected to customers. We survey, we communicate, try to understand where their business is. I think that the one thing that I would say is, that we like to hear right now are two things. Number one, they track and give us feedback on our performance all the time, and our net promoter scores in our customer set have never been higher. They continue to improve, and we're excited about that. The second part of that, which I think is more tied to your question, is their sentiment is more positive. They see a better second half.

Now, Matt and I have talked to you about it before, we tend to be a little bit more, let's show me, right? So those are positive tones. We like that. I'd like to see it in the results. I think right now, what we're excited about was what's in front of us for Q2. I think that the ranges that we've talked about earlier in a year, the 100 to 200, is certainly within range, but there's still a lot to go on. Diesel costs are at high levels; overall transportation infrastructure costs are high. Does that have an impact on demand down the road? I don't know yet, but I do know that short-term customers think we're doing a great job. It's showing up in the April results and the second half of March, we like all that. The feedback from customers is great. So, we feel good about what we've talked about for Q2, and I think the trends would indicate that the second half of the year could be pretty good.

Jonathan Chappell

That's great. Thanks, Fritz.

Operator

And the next question is from Tom Wadewitz from UBS. Please go ahead.

Tom Wadewitz

Yes, good morning. Let's see, I wanted to see if you could talk a little bit about the weight per shipment, what that's doing, and what it kind of did in March to April. I guess also, if you could just kind of help us understand - you're assuming normal seasonality, May and June, what does that mean in terms of what your year over year tons per day and shipments per day, look like? So, I think just some more about both, how you see shipments developing, and also what weight is doing, and how much that kind of matters to how you're looking at things. Thank you.

Matt Batteh

Sure, Tom. We saw weight per shipment increase throughout Q1, which was good to see. As Fritz noted in the pre-scripted comments, that's what we feel is partly driven by our actions around core pricing increases and how we're targeting business and mix management. We also feel like it's a little bit to do with the backdrop improving a touch, and we've seen some positive signals, customer conversations, as he talked about. But you get into some of the spring periods, and you have some rollouts at times, or different mix with customers, but it increased pretty steadily throughout Q1, which was good to see.

As we go into April, it's up a touch. You saw that in the tonnage numbers that we talked about from a shipments and tonnage standpoint in April. It remains to be seen what that does in the back half of the quarter. Obviously, there's a lot going on. Shippers are still trying to figure everything out. So, we feel good about where the trends are now, but we've got a couple of important months to go through in what is generally the peak quarter of freight.

In terms of what seasonality does, typically you'd see a step up of a percent to two or so in the March to April timeframe.

Somewhere in the middle is generally where that lands. Then what you'd also see is a step-up April to May and May to June as well. So typically, what you're getting through Q2, which again is the most typically strong period in the quarter; you're getting step ups throughout the quarter. So that's what we're assuming right now as we stand, and as we're talking to our customers and getting demand signals from them, that's how we're forecasting right now.

Tom Wadewitz

Fritz, I apologize if you might have said this in your remarks, but what about the growth in the kind of new terminals versus growth in the legacy terminals? Is that kind of similar? Or are you seeing meaningfully higher shipment growth in the terminals from the last two years?

Matt Batteh

I'll give the number, Tom, and then Fritz will comment on it. One of the things we were really excited about in this quarter is we saw shipment growth in both the legacy and the ramping facilities. We've seen it for a while in the ramping facilities, obviously, but this was the first time in five or so quarters that we've seen it in the legacy, so that was good. The ramping are still outperforming legacy, but those grew for the first time in a while.

Fritz Holzgrefe

Yes, I think what’s exciting about this is having the legacy facilities grow at the same time the new facilities are growing at a faster rate as we'd expect. What's fantastic about that is that customers are considering us more for their complete solution, and they said, look, you can do a great job for us in markets you've always been in, and now you've got these new points. So, this is kind of the plan coming together. We’re kind of getting to the point where growth in a legacy market is often tied to the fact that we can provide service in a ramping market at the same time. So, you're now becoming a more important part of the customer's supply chain, so that the percentages matter perhaps a little bit less now, because the customer is looking at us as a solution, rather than in a legacy market.

Tom Wadewitz

Right. Okay, thank you.

Operator

And the next question is from Scott Group from Wolfe Research. Please go ahead.

Scott Group

Hey, thanks. Good morning. The pricing renewal numbers sound good, but if I just look at a blended average of the pricing metrics you're actually reporting in the quarter, they're basically flat. So, when do you think we should start to see sort of those yield and rev. per shipment numbers actually improve and get closer to some of the renewal numbers? Do we start to see some of that in Q2? Any thoughts there?

Matt Batteh

Yes, I think we'll start to see some of that in the back half of Q2. Obviously, we’re right now just lapping some of that big change in the Los Angeles region business from last year, and there's still volume moving around with shippers, and you don’t always net what you take, and they move around a bit. But as the environment hopefully continues to tighten, we should see some of that come. I think we'll get closer to that as we get into the back half of the year, but I'd also expect us to see some of that improve in the back half of this quarter as well.

Fritz Holzgrefe

I think the tough part of the SoCal market for us, I think we start exiting out of that in May, where we start lapping where we're past those tough months.

Scott Group

Maybe just to that point, we've got some moving parts there. Obviously, fuel is a big factor right now on yield trends. Matt, within that margin guide that you gave us, any way to sort of bracket what the revenue assumptions are?

Matt Batteh

We don't give that level of detail, Scott. From a volume perspective, we talked about seasonality, fuel plays a factor in that. But as we talked about, I mean, we're paying fuel costs in real time during that run up in March; they've stabilized a little bit. I think anyone's guess is as good as ours in terms of what that market is going to do. It doesn't seem like it's changing in real time right now. So, I would say that the guide that we gave is underpinned by seasonal May and June, is what I would say.

Fritz Holzgrefe

And we're not assuming a change in fuel. Whatever it is presently, diesel can go up or down from here through the end of the quarter.

Scott Group

Okay, all right. Thank you, guys. Appreciate it.

Operator

The next question will come from Ravi Shanker from Morgan Stanley. Please go ahead.

Ravi Shanker

Great. Thanks. Morning, guys. If you can just unpack what you're seeing in terms of end markets, particularly retail versus industrial. And what's the typical lag between retail end markets picking up versus industrial going into a cycle?

Fritz Holzgrefe

Yes, I don't necessarily have a call out for retail and industrial. What I would tell you is that what we see, the feedback we're getting from customers, is kind of across the board. So, it's across all the markets. So, there isn’t one that's necessarily outpacing another for us presently. I think, overall, is probably positive. Maybe it's more broad based. I think that in some of the end markets, we participate and have pretty good line of sight to markets that are attractive. Grocery, you hear that, you hear data center businesses, all those sorts of things. We represent pretty well in there. I think that those, across the universe I think it's pretty consistent feedback, both from we're doing a good job, and they feel maybe a little bit positive about the balance of the year.

Ravi Shanker

Got it. And maybe a quick follow up here just on the tech side. You mentioned a number of new investments on productivity. Are there any kind of big tech products or packages that you're dropping in that you think should see a step function improvement in your optimization efforts here?

Fritz Holzgrefe

I don't think that we’re quite ready to talk about any step function changes. But what we continuously have been investing in, the core optimization tools that we've had that are really critical to the cost structure that we have, if you consider you benchmark us against the other public national carriers, not only are we the smallest of the public national carriers, but our cost structure is very, very competitive. And what I would say is, I’d point that specifically to how we run our linehaul network and how we plan our city operation. Those are all our models that are early-stage AI models that we've been working on for a number of years, and there will be continued enhancements around that.

Now, certainly from here, how we interact with customers, we could deploy AI around customer service things, around track and trace, as an example, customers really value that. It's a cost-effective way for us to provide data to customers. Those are the kind of things that we've launched, but they don’t necessarily change the cost structure. You know, if you got down the road and looked at things like Vision AI, or things in that area - we're investing, those are things that are potentially operationally significant.

I think that the big thing for us is that as we continue to focus on this national network, technology deployed and where we can continue to optimize our pricing, will be the real opportunity over time. Our technology investment focus is across the board, the cost of things you have to do to stay ahead of inflation, and certainly there are opportunities to continue to improve that. But I don't know that there's a step function out there yet for that. But we'll continue to focus our investments around optimization tools.

Matt Batteh

And you see that in our numbers, Ravi. If you look at the commentary around our touches improving, the best they've been since the third quarter of ’24. You see it in the per shipment cost of salaries, wages and PT. That's how we always think about it, in terms of what it takes to run a network and run an operation, and that, on a per shipment basis, is down. That's all a product of optimization, of technology, of cost management. Keep in mind, over that period there's 20 plus new terminals in our network, so those are, by no means, mature yet or fully efficient. So, it's not new for us, we're going to continue improving that, but that's been at the root of where our focus has been for a long period of time.

Then to Fritz's point, the opportunity around pricing for us, the customer conversations that we now have are more equal on a footprint than they've ever been. We've got a national network. We can do more for them. And we're seeing more of that in these one- and two-day wins, but that's just a product of us being able to say yes to more things.

Ravi Shanker

Very good. Thanks, guys.

Operator

And the next question will be from Eric Morgan from Barclays. Please go ahead.

Eric Morgan

Hey, good morning. Thanks for taking my question. I was wondering if you could give us some thoughts on what we're seeing in the truckload market. Just curious if any of this tightness is driving some incremental volume onto your network. I’m not sure if that's a reason, or one reason, for the weight per shipment upward trend.

Then my follow up on your answer to the 2Q tonnage question, you said that you usually see that improvement from April to May and May to June. Is there any way to just translate that into what it would equate to on a year on year basis for the quarter? Thanks.

Matt Batteh

We don't give the year over year basis, Eric. And that was in shipments that I was referring to, just for clarity, on shipment type.

Fritz Holzgrefe

And on your market question, I think what I would say is that over time now you're starting to see freight moving through its more historic modes, and customers in a supply chain that is seeing increasing costs, what you're seeing is that it may be a flight to quality, right? You're in an environment where you need to move freight inventory through your supply chain, it's expensive. You want to make sure it's delivered on time, because you can't afford it in a higher cost environment. So, I think you're starting to see the reliability of our network starting to shine. And I think more broadly across all modes of transport, I think as you see the truckload market tighten up a bit, you see LTL freight returning, the LTL market, that's probably a help in there somewhere. But I think specifically as it relates to us, I think it's reflective of our performance for our customers.

Eric Morgan

Thank you.

Operator

And the next question is from Chris Wetherbee from Wells Fargo. Please go ahead.

Chris Wetherbee

Hey, thanks. Good morning, guys. I guess I wanted to ask about sort of the density, or the building density, and the more newly opened parts of the network. I think in the past you guys have given us an operating ratio for facilities that have been open a couple of years. Maybe get a sense of how that's progressing, particularly in March and April, where it seems like the volume performance is looking a little stronger.

Matt Batteh

Yes, we're pleased with those. I mean, they're still above company average, right? I mean, those group of facilities are still relatively immature. We saw them improve if I look at just those batch of facilities compared to where they were the prior year. So, the way we're thinking about those now is the ‘23 and ‘24 openings and now we're past the ’22, so we're considering those as just part of the whole. But the way that we look at those, that batch of facilities, year over year, they improve margins by over 2 points on the OR side, which is good. I mean, they're still in the upper 90s, and they're a drag on the overall, but we're going to continue working those down. They're still relatively new, but good performance from those on a year over year basis.

Fritz Holzgrefe

Chris, I think part of our OR guide into Q2 is reflective of growth, not only in our legacy markets, which we like, but it's continued sort of leverage in the ramping new markets, which is really key to the whole value story here. And that’s what we're excited about.

Chris Wetherbee

And then just on the legacy versus the new, I guess, just getting a sense of how you're feeling the demand, potential improvement. I don't know if you can measure that by thinking about how much is growth in legacy versus new in terms of what's core demand and maybe what are Saia initiatives, i.e., you're getting the opportunity to move more freight for existing customers in the new network, or vice versa. I just want to get a sense, if there's anything you can tell from that sort of broadening out of this demand dynamic.

Fritz Holzgrefe

Well, I think the big thing that I would point out is we've highlighted that our legacy facilities, reflected the first quarter, in a number of quarters, we actually saw growth in those markets. And I think what that is indicative of, and I think this is an important piece, is we're now at a bigger part of the customer supply chain in these new facilities. We're doing a great job for those customers in the facilities. And a little bit of a synergy that's coming out of this, simply says, when you're a national player and you could do more for a customer, you're a heck of a lot easier to do business with. So now it's like, all right, let's give them more freight from Dallas to Atlanta, because that makes sense because I know that they can cover, and when they do the pickups for everything that's going into Montana, that matters too, right?

So, the combination of all that, I think we're starting to see the building of value of having that footprint, because you're able to solve all those Upper Midwest problems or markets where we haven't covered well historically, now you're able to do that. So now the customer can say, look, let's lean into it, and in businesses that we've long done business with, but now you're moving up to the top of the stack in our supply chain. So, I think that's exciting for us, and that's really what I think is going to drive the growth in Q2 and beyond.

Chris Wetherbee

Yes, makes sense. Thanks for the time. Appreciate it.

Operator

And the next question is from Stephanie Moore from Jefferies. Please go ahead.

Stephanie Moore

Great. Good morning, everyone. Thank you. I wanted to maybe take a longer term approach here, just if you could discuss the financial torque to the model after a lot of investments have been made over the last couple of years, you know, if that's talking about incremental margins, as those legacy terminals ramp and Southern Cali kind of bounces back. But any commentary you can give on what incremental margins can look in this upcycle, would be helpful. Thanks.

Fritz Holzgrefe

I think this is an exciting time, Stephanie, for us, is that we feel like we have waited for the time in which we could see the market change and we could see that things firm up, and then we could show everyone what the value of a now 214 terminal network is. And we've offered a range this year of 100 to 200 basis points in, admittedly, kind of a choppy market. Although sentiment is good right now, I’d prefer that over negative sentiment, but at the same time, we need to see continued growth into the second half of the year.

I think the big opportunity over time, as this freight cycle kind of normals out, is we've long talked about the opportunity for Saia to operate at 80 or below OR. And we're starting to see the early innings of okay incremental, you know, Q1 to Q2, a 400 to 450 basis point improvement, quarter to quarter. That's a big deal and I think we can continue to drive that. I think the incrementals in the facilities that have been open less than three years, could potentially be significant for us, and I think that helps drive the results. Could we go back to the days of when we were really leveraging in the Northeast and see incrementals per quarter that looked like 25%, 30% incrementals? Absolutely. Could they be higher than that? Yes, they can. I think that's what is exciting for us. I don't see an impediment, short of a broader economic slowdown, that would say that we can't continue to drive margin performance in this business and hit the long term real value creating goals that I think that we have, which is that sub-80 OR, that's out there for us. And I think we can get there. I don't see an impediment to that.

Stephanie Moore

And then just one follow up on my end, free cash flow, no one's touched on it yet, but very strong in the quarter. Is this market inflection here, or are there some other considerations we need to be thinking about? Thanks.

Matt Batteh

Well, we've long talked about our plan this year was to be free cash flow positive. Obviously, we understand our duties to the shareholder, and we feel good about how we've returned the investments in the business. But a lot of that buildout is done now. We still have some terminal opportunities here and there. So, we understand that we're stewards of the shareholders’ capital, but absolutely, if this market continues to tighten, our plans around that could escalate further. I think there's still some of the unknown out there in this near term, but based on the indicators that we're seeing from the demand side, from customer conversations, we feel like this could be a really great inflection point for us.

Operator

Thank you. And the next question will be from Jason Seidl with TD Cowen. Please go ahead.

Uday Khanapurkar

Hi. Thanks. This is Uday on for Jason Seidl. Maybe just one for me, circling back on pricing. On your last call, I think you spoke to some better than expected capture on GRIs. Since then, freight markets generally have tightened up, your core pricing is sounding robust. Have you seen any changes or improvements on the capture side there, as the year has progressed? Does that telegraph anything further for momentum on core pricing as you move through those annual RFPs?

Matt Batteh

I would say that it's been relatively steady. No major difference there. Some of the movement we see is generally around the national accounts or the larger customers a bit more, who typically are, they're using more carriers, or they've got a more sophisticated TMS, things like that. So, there's always some movement with that, but I would say it's been relatively similar to what we've been seeing on the capture side.

And I think a big component of that is our ability to do more for our customer. It's harder to make a change when we couldn’t do everything before. You were thinking about it twice, and you had to make that decision now, and now that we've got 214 facilities in the national network, we feel like our value prop to our customer is better than it's ever been. So relatively in line with where it's been, but I think every time that we can say yes to a customer and do more, that we get that chance to hold on to that at a higher price.

Operator

Thank you. And the next question is from Richa Harnain from Deutsche Bank. Please go ahead.

Richa Harnain

Hey, thanks. It's Richa here. Maybe you can revisit how you manage purchase transportation. I know you look at it holistically with salaries, wages and benefits, and optimize that in totality. Matt, you said it a couple times, your salary, wages and benefits, plus PT per shipment was impressively down in Q1, but just as truck rates rise, do you plan to enforce more? Or do you think your pass-through mechanisms with purchase transportation give you enough protection? Then, just to clarify, I know, Fritz, we talked about the upside scenario. It seems like the macro is providing some help right now, which is nice. But if that doesn't materialize, given all the uncertainty out there, do you still think you can improve OR by at least 50 bps this year? Or could it actually be higher than that, with all the momentum and productivity initiatives that we're hearing about in earnest today? Thanks.

Fritz Holzgrefe

No problem. Good questions. On the PT side, one of the things, when we go through our decision-making process around PT, we always focus on, number one, how does that match customers’ needs? What's the service schedule? Does it meet the quality standards that we need? What we found in Q1, particularly in the second half of March, we saw opportunities to really lean into rail. And the entire increase of our PT year over year, I mean, there's certainly some rate underneath, but the real pieces we really leaned into using rail, which on a cost per mile basis is upwards of $0.50 cheaper than our internal miles. So in that case, because we could meet the customer's need, the cost decision became sort of straightforward, and we made that call.

Now over time, I think one of the things that's important, and I think you're kind of on track with this, and that is, as we build density in this network and scale, the opportunity for us to run more balanced schedules across the network, which allows us to potentially use a Saia driver for the linehaul move, and in that case, we've got freight for him to go from, you know if he's traveling east, when he comes back west, he'll have a full load, and that's cost optimal, and that makes a lot of sense. As the maturity of the network grows, there will be opportunities to do that. But at the same time, we're going to take advantage of when PT works for us, starting with service, then we'll get to dealing with the cost side. If the cost side is better, it makes sense for us to better utilize our resources, maybe on another part of the network.

With respect to the momentum we're seeing in the business, I think there is, certainly in a flattish kind of softening macro environment, can we get OR improvement in the business? I think we can. I think we've got some underlying efficiency goals that we have in place that we're achieving. I think that as we get new volume in those facilities that are ramping, that automatically gets us a bit of a cost leverage there.

So, we're in the process right now of really shoring up what I would say is the lower ends of the range, right? So, if a macro softens up, can we still get better? I think we can. Is a 50 bps sort of idea, is that out there in a tough, flattish market? I think we can achieve that, particularly as we continue to have success with customers in those new markets. So all in, I think what's exciting about this, because of where we are, we've got line of sight to things that we can improve on and are improving and optimizing as we go.

Richa Harnain

Okay. And can I just ask one quick follow up. On the good demand that you're seeing, I think legacy facilities seeing growth after like five quarters, any sense of that being pulled forward, or any concern around that based on your customer feedback?

Fritz Holzgrefe

I don't think so. I think that what we see, it's more of their broader sort of sentiment in the marketplace. Meaning, I don't see anybody making the decision to, let's move the freight quickly now before things become more inflationary. The inflationary diesel costs jumped up pretty rapidly, and as a result of that, I don't think someone could have necessarily foresaw those cost increases and maybe move that forward. So, I conclude that I don't think that we see any real pull forward there.

Richa Harnain

Okay, great. Thanks, Fritz, for clarifying.

Operator

[Operator Instructions] The next question is from Brian Ossenbeck from JP Morgan. Please go ahead.

Brian Ossenbeck

Good morning. I just wanted to ask about the capacity and ability to make service if you do have a more significant inflection in demand and volume. I don't know if you're ramping up for that probability already, or if you have more productivity, you think you can leverage in that scenario. So maybe you can talk through that a little bit in terms of how you were planning for it right now, and if it were to actually materialize, how you would handle that? Would you maybe even trim down some of the volume coming in so you're doubly sure that service is met in that type of scenario? Thanks.

Fritz Holzgrefe

It's a good question, Brian. Thank you for that. A couple things - we feel like we, because of our ability to manage PT efficiently and effectively, I think that's always going to be a bit of a natural leverage for us. So if we had unexpected short term, or shorter-term volume variation, we've got that sort of safety valve that we know how to manage. So, I think we can handle that in the short term.

I also think that, as we scale the business, there’s certainly continued efficiency opportunities. So, I think that's kind of within our framework. Then I think the other thing is, quite frankly, is that these are scarce assets, meaning our fleet, we're doing a good job with our fleet, with the real estate terminal network, the technology, that's all inflationary. So in an environment, as it strengthens and firms up, we're going to expect to not only provide great service to our customer; we're also going to expect that we would be compensated for that significant investment we've made.

So that may help manage volume inflections and changes in terms of, in a stronger backdrop we probably focus more on making sure we're compensated for all of that investment that we've made, because when you do business with Saia, you get best in class service. So, we expect to get paid for that investment, so that probably becomes a bit more of our focus in that sort of a backdrop.

Brian Ossenbeck

Okay, thanks. It makes sense. Appreciate it, Fritz.

Operator

Ladies and gentlemen, this concludes our question and answer session. I would like to turn the conference back over to Fritz Holzgrefe, Saia’s President and Chief Executive Officer, for closing remarks.

Fritz Holzgrefe

Thank you, operator. And thanks to all that have called in. At Saia, we believe that our value proposition to the customer continues to be significant, and we look forward to talking about the success we will achieve in the quarters and years to come. Thank you, everybody.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.